Cambridge Display Technology Announces Financial Results

for First Quarter 2005

Q1 2005 Highlights

  Revenues of $1.6 million, an increase of 19% over the same period last year
  Gross profit of $1.1 million, slightly up over last year's first quarter

CAMBRIDGE, United Kingdom, May 9, 2005 -- Cambridge Display Technology, Inc. [Nasdaq: OLED] today reported its financial results for the first quarter of 2005. The Company is a pioneer in the development of polymer organic light emitting diode technology. In December 2004, the Company completed its initial public offering.

Revenues in the first quarter of 2005 were $1.6 million, up from $1.3 million for the corresponding quarter in 2004, an increase of 19%. The majority of revenues arose from Technology Services and Development and included receipts from several major display producers with whom the Company is currently engaged in development programs, including Kolon, Samsung Electronics and Sumitomo Chemical.

Gross profit was $1.1 million, an increase of 1% from last year.

The Company's operating results fluctuate significantly from quarter to quarter as licensing and other contract negotiations are concluded and revenues become recognizable. At March 31, 2005, the Company had $8.6 million in current deferred revenues, which it expects to recognize as revenue during the remainder of 2005.

R&D expenses of $4.0 million were slightly higher in Q1 2005 than in Q1 2004 ($3.7 million). These levels of expenditure underscore the Company's commitment to the continued development of its technology and support for its licensees and partners.

Selling, General and Administrative (SG&A) expenses grew by $1.2 million to $4.0 million, as a result of the increased expenses associated with being a public company, stock compensation expense and increased expenditure on patent filings.

Net loss decreased by $9.0 million to $8.7 million for Q1 2005, from $17.7 million in Q1 2004. This decrease reflects the effect in Q1 2004 of an accounting change associated with the consolidation of CDT Oxford ($12.2 million), which was consolidated into CDT beginning in January 2004, partially offset by the increased R&D and SG&A expenses in Q1 2005 noted above (totalling $1.5 million) and the increased loss associated with the Company's investment in Litrex Corporation

($1.2 million).

Cash used in operations was $5.9 million for Q1 2005 from $3.8 million in Q1 2004. $1.4 million of the increase was due to the settlement of liabilities relating to the Company's initial public offering and to the acquisition of Opsys Limited in December 2004.

During Q1 2005, CDT made a strategic investment of $1.0 million in cash, as well as a paid-up license to certain of its intellectual property, in Add-Vision, a US-based developer of emissive polymer technology, and loans of $1.3 million to Litrex.

The Company's cash and cash equivalents were $18.2 million at March 31, 2005, compared with $26.9 million at December 31, 2004.

CEO Dr. David Fyfe comments: "We are pleased with the progress being made in our strategy of gaining the interest and commitment of display producers for our P-OLED technology. The display industry requires substrates larger than the current Gen 2/2.5 prevalent for OLED manufacture (to produce larger displays and for economical reasons), and our belief that P-OLEDs represent the most scaleable OLED technology is gaining more widespread industry acceptance. We continue to expect strong revenue growth in 2005."

The Company will be holding a conference call to discuss these results. Interested investors may listen to a live web cast on Monday, May 9, 2005 at 10:00 ET, 15:00 BST. This call can be accessed through the internet at www.earnings.com.

The financial results included in this press release are unaudited, and will be included in the Company's Quarterly Report on Form 10-Q to be filed with the SEC.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Operating revenues:
License fees and royalties	$ 129	$ 640
Technology services and development	1,432	526
Equipment and supplies	-	150
Total operating revenues	1,561	1,316
Cost of sales:
License fees and royalties	1	6
Technology services and development	475	142
Equipment and supplies	-	91
Total cost of sales	476	239
Gross profit	1,085	1,077

Operating expenses:
Research and development expenses	3,980	3,675
Selling, general and administrative expenses	4,025	2,855
Amortization of intangibles acquired	395	395
Total operating expenses	8,400	6,925
Loss from operations	(7,315)	(5,848)
Other (expense) / income:
Equity in loss of Litrex	(1,555)	(401)
Equity in loss of Add-Vision	(46)	-
Foreign currency transaction gain	78	269
Other expense	(416)	-
Interest income	170	107
Total other (expense)	(1,769)	(25)
Loss before benefit for income taxes	(9,084)	(5,873)
Benefit for income taxes	(415)	(363)
Loss before cumulative effect of accounting change	(8,669)	(5,510)
Cumulative effect of accounting change	-	(12,200)
Net loss	(8,669)	(17,710)
Accretion of preferred stock	-	(1,751)
Net loss attributable to common shareholders	$ (8,669)	$ (19,461)
Net loss per common share attributable to common shareholders before
cumulative effect of accounting change, basic and diluted	$ (0.44)	$ (0.74)
Net loss per common share attributable to common shareholders, basic
and diluted	$ (0.44)	$ (1.98)
Weighted average number of common shares outstanding, basic and
Diluted	19,485	9,822

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

Consolidated Balance Sheets

(in thousands except share information)

	March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 18,196	$ 26,892
Marketable securities	1,260	1,151
Accounts receivable, net	259	1,458
Due from affiliates	1,495	107
Taxes receivable	4,427	3,984
Prepaid expenses and other current assets	8,349	6,903
Total current assets	33,986	40,495
Property, equipment and leasehold improvements, net	14,863	15,995
Investments in affiliates	2,029	2,574
Goodwill	65,723	65,612
Other intangible assets, net	4,082	4,477
Total assets	$ 120,683	$ 129,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 6,184	$ 8,604
Deferred revenue	8,577	6,936
Due to affiliate	217	109
Total current liabilities	14,978	15,649

Deferred revenue	800	800
Deferred proceeds on sale of subsidiary stock	5,785	5,785
Other liabilities	540	480

Commitments and contingencies	-	-

Common shareholders' equity:
Preferred stock, voting $0.01 par value, 46,667 authorized,
none issued or outstanding	-	-
Common stock, $0.01 par value, 100,000,000 shares authorized
19,485,483 issued and outstanding	195	195
Additional paid-in capital	273,012	273,079
Deferred compensation	(8,498)	(9,266)
Common stock subscribed	(3,163)	(3,163)
Accumulated other comprehensive loss	(405)	(514)
Accumulated deficit	(162,561)	(153,892)
Total common shareholders' equity	98,580	106,439
Total liabilities and shareholders' equity	$ 120,683	$ 129,153

About CDT

Cambridge Display Technology is a pioneer in the research, development and commercialization of polymer organic light emitting diodes (P-OLEDs), which are targeted for use in a wide range of electronic display products used for information management, communications and entertainment. Features include reduced power consumption, size, thickness and weight, wide viewing angle, superior video imaging performance and the potential for use on flexible display substrates. Current CDT licensees are actively developing their manufacturing strategies. Founded in 1992, the Company is headquartered in Cambridge, UK and listed on the Nasdaq National Market under the ticker symbol "OLED". The Company's website is www.cdtltd.co.uk

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" and "may," as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting Cambridge Display Technology, Inc. and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Company's ongoing and future research and development activities, as well as those of its licensees; the Company's ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company's P-OLED technology by its licensees; the willingness of the Company's manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company's technology; the future demand for products using the Company's P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Company's ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company's ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; and the Company's future capital requirements and its ability to obtain additional financing when needed. Readers should also consider the additional factors described under the caption "Factors That May Affect Our Operating Results" in the Company's 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.